[COOLEY GODWARD LETTERHEAD]
May 20, 2006
Alexza Pharmaceuticals, Inc.
1020 East Meadow Circle
Palo Alto, CA 94303
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Alexza Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 2,992,287 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 2005 Equity Incentive Plan (the “Equity Incentive Plan Shares”); (ii) 250,000 shares of Common Stock pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Plan Shares”); and (iii) 500,000 shares of Common Stock pursuant to the Company’s 2005 Employee Stock Purchase Plan (the “Purchase Plan Shares”).
In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Company’s 2005 Equity Incentive Plan (the “Equity Incentive Plan”), the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Plan”), the Company’s 2005 Employee Stock Purchase Plan (the “Purchase Plan”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Equity Incentive Plan Shares, the Non-Employee Directors’ Plan Shares and the Purchase Plan Shares, when sold and issued in accordance with the Equity Incentive Plan, Non-Employee Directors’ Plan and the Purchase Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Cooley Godward llp
By:	/s/ Brent F. Fassett
Brent F. Fassett

cc:	Christian J. Scognamillo, Esq
Robin K. Lee, Specialist